Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE YEAR ENDED
DECEMBER 31, 2006, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K DATED
MARCH 2, 2007
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, March 1, 2007
     Consolidated net income of Wesco Financial Corporation and its subsidiaries for the fourth quarter of 2006 amounted to $21,358,000 compared with $239,106,000 for the fourth quarter of 2005. Consolidated net income for the year ended December 31, 2006 was $92,033,000 compared with $294,579,000 for 2005. The figures for calendar year 2005 included realized after-tax net investment gains of $216,606,000, of which $494,000 resulted from sale of investments and $216,112,000 from exchange of investments, explained below. No investment gains or losses were realized in 2006.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Wesco-Financial and Kansas Bankers insurance businesses:
Underwriting income (loss)	$(631)	$2,073	$5,164	$11,798
Investment income	16,265	11,333	58,528	39,068
CORT furniture rental business	5,603	4,359	26,884	20,676
Precision Steel businesses	2	375	1,211	1,198
Other	119	4,863	246	5,233

Realized investment gains	—	216,103	—	216,606

Consolidated net income	$21,358	$239,106	$92,033	$294,579

Per share	$3.00	$33.58	$12.93	$41.37

     In the fourth quarter of 2005 Wesco exchanged its common shares of The Gillette Company (“Gillette”) for common shares of The Procter and Gamble Company (“PG”) in connection with PG’s purchase of Gillette in a stock-for-stock transaction. The $332,480,000 excess of fair value of the PG shares that Wesco received over the original cost basis of the Gillette shares was recorded by Wesco as a realized investment gain on the date of the transaction, as required under generally accepted accounting principles, notwithstanding that no gain or loss was reported on income tax returns, nor will income taxes be paid, until the PG shares are sold. Although the $216,112,000 after-tax gain on the transaction had a material impact on Wesco’s earnings for the 2005 periods, the figure had already been reflected in shareholders’ equity as unrealized appreciation, which, under accounting convention, is credited directly to shareholders’ equity, net of taxes, without being reflected in earnings.

     Excluding realized investment gains, and favorable income tax adjustments of $4,925,000 included in other operating earnings for the fourth quarter of 2005, consolidated earnings increased for each of the 2006 periods. The principal factors were, increased investment income earned by the insurance businesses principally as a result of higher interest rates on short-term investments, and improvement of the furniture rental business, partially offset by decreased underwriting income of the insurance businesses.
     Wesco’s Form 10-K for the year ended December 31, 2006 was filed electronically today with the Securities and Exchange Commission, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-K contains complete, audited financial statements, management’s discussion and analysis of financial condition and results of operations, and other information. Wesco’s 2006 printed annual report, including the letter to shareholders from Wesco’s chairman, Charles T. Munger, will be posted to Wesco’s website (www.wescofinancial.com) and mailed to shareholders, later this month.
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